                                December 8, 1997


VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549

Attention:  Filing Desk

               Re: Prospectus Supplement (the "Prospectus Supplement") to the Prospectus dated August 14, 1997 (the "Prospectus") relating to the Registration Statement (No. 333-33663) on Form S-3 of Cisco Systems, Inc. (the "Company") in connection with the registration of 1,801,182 shares of the Company's Common Stock, no par value.

Ladies and Gentlemen:

               On behalf of our client, the Company, and pursuant to Rule 424(b) and (c) of the Securities Act of 1933, as amended (the "Act"), we are submitting herewith for filing under the Act, a Prospectus Supplement pursuant to Rule 424(c).

               Pursuant to the requirements of Rule 424(c), the first page of each copy of the Prospectus Supplement filed herewith includes a cross reference to the date of the Prospectus. In addition, pursuant to the requirements of Rule 424(e), each copy of the Prospectus Supplement filed herewith contains in the upper right corner of the cover page the paragraph of Rule 424 (Rule 424(b)(3) and (c)) under which this filing is made and the file number of the Registration Statement.

                                Very truly yours,


                                /s/ Anna A. Ruiz
                                -------------------------------
                                Anna A. Ruiz

cc:     Dan Scheinman, Esq. (Cisco Systems, Inc.)
        Theresa Chase (Charles Schwab)
        Michael J. Casey, Esq. (Brobeck Phleger & Harrison)


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                                        Filed Pursuant to Rule 424(b)(3) and (c)
                                                           File Number 333-17839

                  PROSPECTUS SUPPLEMENT DATED DECEMBER 8, 1997
                                       to
                        Prospectus Dated August 14, 1997

                                1,801,182 SHARES

                               CISCO SYSTEMS, INC.

                                  COMMON STOCK


        This Prospectus Supplement supplements the Prospectus dated August 14, 1997 (the "Prospectus") of Cisco Systems, Inc. (the "Company") relating to the public offering, which is not being underwritten, and sale by certain shareholders of the Company or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the "Selling Shareholders") of 1,801,182 shares of Common Stock, no par value, of the Company (the "Common Stock") who received such shares in connection with the acquisition by statutory merger of Ardent Communications Corporation ("Ardent"), by and through a merger of Ardent with and into the Company. This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Summary and not otherwise defined herein have the meanings specified in the Prospectus.

                              SELLING SHAREHOLDERS

        The following table sets forth the number of shares of Common Stock owned by shareholders of the Company who were not specifically identified in the Prospectus as Selling Shareholders. The table of Selling Shareholders in the Prospectus is hereby amended to include the following shareholders as Selling
Shareholders:


                                                                                Number of
                                                                                 Shares
                                              Number of                        Registered
                                               Shares          Percent of         for
                                            Beneficially       Outstanding       Sale
Name of Selling Shareholder                     Owned            Shares         Hereby(1)
---------------------------                     -----            ------         ---------
A-Wei Wang Chen                                3,018                  *           3,018
Wan-Chu Chou                                   3,018                  *           3,018
Yi-Lung Chen                                   3,018                  *           3,018
San-Lang Chen                                  3,018                  *           3,018
Ping-Huang Chen                                3,018                  *           3,018
Long-Lan Chen                                  3,018                  *           3,018
Yin-Chieh Chen                                36,220                  *          36,220

Yu-Nu Chen                                     3,018                  *           3,018
Shyh-Yih Hao                                  18,110                  *          18,110
Han-Min Chang                                    755                  *             755
Chemgye Hwang                                  1,510                  *           1,510
Yin-Chieh Chen                                 3,018                  *           3,018
Yu-Nu Chen                                     3,018                  *           3,018
Wei-Te Chiang                                  3,018                  *           3,108
Po-Wen Chen                                    3,018                  *           3,018
Huey-Ning Chang                                3,018                  *           3,018
Han-Ning Chang                                 3,018                  *           3,018


-------------------------------
* less than one percent

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Selling Shareholders' outstanding shares of Common Stock.